Exhibit 23.2

E.R. KRUCHKOWSKI, B.Sc., P. Geo.
23 Templeside Bay , N.E.
Calgary , Alberta , Canada

April 13, 2005

U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth St. N.W.
Washington   DC   20549

Re: Fortune Partners, Inc. – Form SB-2 Registration Statement

Dear Sirs:

As a consulting geologist I hereby consent to the inclusion or incorporation by reference in the Form SB-2 Registration Statement for Fortune Partners, Inc., dated on or about April 13, 2005 and thereafter, of the following:

  My report titled “Report on the Tetrahedrite Silver Property, Stewart, British Columbia, Skeena Mining Division, NTS 104A/5W, Latitude 56 25’, Longitude 129 38”, dated October 25, 2004, prepared by me for Fortune Partners, Inc.

In addition, I hereby also consent to the reference to my name included under the heading “Experts” in the referenced Registration Statement for Fortune Partners, Inc.

Yours truly,

“E.R. Kruchkowski, B.Sc., P.Geo.”

E.R. Kruchkowski, B.Sc., P. Geo.